Exhibit 10.1

Your Intelligent Robotics Partner

September 10, 2013

Seth Halio

Dear Seth,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of Chief Financial Officer, reporting to me as President & Chief Executive Officer. Your bi-weekly rate will be $7,885 which when annualized is a base salary of $205,000, subject to applicable taxes.

In your executive position, you will be eligible to participate in Adept’s 2014 Management Incentive Plan (MIP). Your target cash incentive under this plan is 50% of your base salary or $102,500 annualized upon meeting corporate goals and completing quarterly objectives mutually agreed upon by you and I. Incentives are paid quarterly upon certification.

In this role, you shall be responsible for increasing Adept’s top and bottom line results through improved daily cash management practices, developing and executing financial strategies that will significantly drive shareholder value while aggressively driving cost reduction efforts company-wide. Other duties will be assigned to you from time to time that are appropriately in line with customary duties of a Chief Financial Officer. It will be expected that you devote the appropriate time commensurate with such assignments and perform such assignments subject to the rules and regulations established by the Board of Directors with respect to your position.

In this key executive role, you will also become a Section 16 Executive Officer of the company, effective on employment with Adept.

Subject to approval by the Board of Directors you will also receive 90,000 options for shares of performance-based stock. Details of the Performance Criteria established for Fiscal Year 2014 and the three-year rolling plan will be discussed with you in the first 20 days of employment.

If you are let go by the company for any reason other than cause and upon signing a separation agreement, the company will pay severance based on your time with the company and equal to your salary as follows:

•	6-12 Months from date of hire 1 month

•	12+ Months from date of hire 3 months

Severance payments will be paid in regular pay periods over the prescribed period. In addition, Adept will cover COBRA expenses during the same time period.

Attached is a summary of employee benefits. As an Executive of the company, your vacation will accrue at a rate of four weeks per year, Also included is a copy of the Adept Proprietary Agreement and Adept’s Code of Business Conduct. This offer is contingent on you signing these standard agreements and returning the originals with your signed offer letter. In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed U.S. Department of Justice Form 1-9 and bring proper identification with you on your first day. By the signing this offer you represent that you are able to work for Adept Technology without restriction. Also, your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, education transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report.

Adept Technology, Inc. • 5960 Inglewood Drive • Pleasanton, CA 94588 • Tel 925.245.3400 • www.adept.com

Your Intelligent Robotics Partner

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at- will employment may not be modified by anyone on behalf of Adept Technology except as approved by the Board of Directors and in writing by the Chief Executive Officer.

Except as expressly provided in this letter agreement, you will at all times comply with and be subject to such policies and procedures as Adept Technology may establish from time to time for the company’s executive employees. This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept.

To indicate your acceptance of this offer, please return one original of this signed offer letter, the original signed Adept Proprietary Agreement and Code of Business Conduct no later than 5 p.m. (PDT) on Friday, September 13, 2013.

Seth, we believe that Adept Technology is well positioned in the robotics automation marketplace and has tremendous potential. We also believe that we provide great opportunities for personal career growth, challenging work and financial rewards. We feel that you can make a significant contribution and we look forward to welcoming you to the Adept Technology team!

Sincerely,

/s/ Rob Cain
Rob Cain
President and Chief Executive Officer

I have read, understand, and accept the offer of employment stated above:

/s/ Seth Halio	9/11/13
Signature	Date of Signature

10/3/13
Proposed Start Date

Attachments:

Benefits Summary

Proprietary Information Agreement

Code of Business Conduct

Form I-9

Adept Technology, Inc. • 5960 Inglewood Drive • Pleasanton, CA 94588 • Tel 925.245.340O • www.adept.com